Exhibit 99.1

NEWS RELEASE

Hallador Energy to Idle Carlisle Mine in Sullivan Co., Indiana

January 20, 2020 – Terre Haute, IN -Hallador Energy Company (Nasdaq: HNRG) announced today that its wholly owned subsidiary Sunrise Coal, LLC, is temporarily idling production at its Carlisle Mine in Sullivan County, Indiana, resulting in an immediate reduction in force of 90 full-time employees.

"Unfortunately, weak market conditions have resulted in an over-supply of domestic coal, which necessitates that we reduce our production," said Larry D. Martin, Chief Financial Officer of Hallador Energy Company. "The employees who are affected by this action are a part of the Sunrise family, and we regret the impact this will have on their families and the community. We thank them for their dedication and service."

As a result of today's announcement, Hallador will be shifting production to its lower cost operations at Oaktown, Indiana, and reducing its sales guidance to 7.0 million tons for 2020.

The company is assessing if it has incurred any impairment on its Carlisle Mine, and if so, this amount will be reported on its Form 10-K in early March.

About Hallador Energy Company

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador, visit our website at www.halladorenergy.com.

Contact:  Investor Relations

Phone:    303.839.5504

E-mail:    investorrelations@halladorenergy.com